Exhibit 10.1

SUMMARY COMPENSATION SHEET
January 1, 2008

Compensation of Non-Employee Directors

Annual Retainer.  Non-employee members of the Board of Directors of Hurco Companies, Inc. (the “Company”) receive a cash retainer of $5,000 per fiscal quarter.

Committee Retainers.  Committee chairs and audit committee members also receive the following cash payments:

•	Audit Committee Chair - $5,000 per fiscal quarter.

•	All other Committee Chairman - $2,500 per fiscal quarter.

•	Audit Committee Members - $2,500 per fiscal quarter

Meeting Fees.  Non-employee directors also receive a cash fee of $1,500 for each Board meeting attended.

Reimbursement.  The Company reimburses non-employee directors for travel and other expenses incurred in attending Board and committee meetings.

Compensation of Named Executive Officers

Base Salaries.  The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board sets or ratifies the annual base salaries of the Company’s executive officers.  The following are the annual base salary levels as of January 1, 2008 for the Company’s current Chief Executive Officer, Chief Financial Officer and its two other most highly compensated executive officers (the “Named Executive Officers”) identified in the proxy statement for the Company’s 2007 annual meeting of shareholders:

Michael Doar Chairman and Chief Executive Officer	$375,000
John G. Oblazney Secretary, Treasurer andChief Financial Officer	$185,000
James D. Fabris President and Chief Operating Officer	$335,000
Sonja K. McClelland Corporate Controller andAssistant Secretary	$130,000

Employment Agreements.  The Company has entered into employment agreements with the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer.  These contracts generally provide for salary payments and other benefits for twelve months if the officer’s employment terminates for a qualifying event or circumstance other than gross misconduct.  The employment agreements are filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

Bonuses.  Each of the Named Executive Officers may be eligible to receive a discretionary bonus set or ratified by the Compensation Committee.  On November 15, 2007, the Compensation Committee approved the following bonuses for the Named Executive Officers for fiscal 2007:

Michael Doar Chairman and Chief Executive Officer	$670,000
John G. Oblazney Secretary, Treasurer andChief Financial Officer	$100,000
James D. Fabris President and Chief Operating Officer	$600,000
Sonja K. McClelland Corporate Controller andAssistant Secretary	$90,000

Deferred Compensation Plan.  The Company maintains a nonqualified deferred compensation plan in which senior managers and other highly compensated employees are eligible to participate.  Eligible participants of the plan are able to defer between 2% and 50% of base salary and up to 100% of long-term annual bonus less required and voluntary payroll deductions in a given plan year.  The Board of Directors may declare a discretionary amount of matching credits for participants for participants deferring compensation, up to a maximum of 6% of compensation.  Participants are 100% vested in all deferral and matching accounts at all times.  Amounts deferred under the plan are credit with earnings at the rate of return generated by mutual fund investment options elected by the participants that are offered in the Company’s 401(k) plan.

Medical, Disability and Life Insurance.  The Named Executive Officers participate in benefits coverage to help manage the financial impact of ill health, disability and death.  All Named Executive Officers are provided a supplemental disability benefit and the Chief Executive Officer and the Chief Operating Officer are provided a split dollar life insurance benefit.

Retirement Benefits.  The Company sponsors a 401(k) Plan in which full-time employees are eligible to participate.  The purpose of the plan is to provide an incentive for employees to save for their retirement income needs and to provide additional attraction and retention of employees.  Executive officers participate in the 401(k) Plan on the same basis as other eligible employees.

Perquisites.  Perquisites offered to the Named Executive Officers include reimbursement of a health club membership, personal travel, and use of company leased vehicles.